UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) September 14, 2009
MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On September 14, 2009, as part of the previously announced strategic initiatives and assessment of resources for the Material Handling segment (the “MH Segment”) and Automotive and Custom segment (the “A&C Segment” and together with the MH Segment, the “Segments”) of Myers Industries, Inc. (the “Company”), the board of directors of the Company approved the implementation of a consolidation of certain of the Segments’ manufacturing assets (the “Consolidation”). Under the terms of the Consolidation, manufacturing facilities in the MH Segment at Shelbyville, Kentucky and in the A&C Segment at Reidsville, North Carolina will be permanently closed and certain of the production capabilities and product lines at each of these facilities will be shifted to other remaining manufacturing facilities in North America. The Consolidation is expected to result in approximately $4.5 million in annualized pre-tax savings after these initiatives have been fully implemented.
     Production at both facilities is expected to cease by the end of 2009. The Consolidation is expected to result in a reduction of approximately 158 positions. The Company expects to incur costs of approximately $10.6 million in connection with the Consolidation, of which approximately $7.4 million is expected to relate to the MH Segment and approximately $3.2 million is expected to relate to the A&C Segment. The full text of the press release issued in connection with this announcement on September 14, 2009 is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Exhibit.
99.1	Press Release dated September 14, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc. (Registrant)
DATE September 14, 2009	By:	/s/ Donald A. Merril
Donald A. Merril
Vice President, Chief Financial Officer and Corporate Secretary

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